Final Term Sheet

Filed Pursuant to Rule 433

Registration Nos. 333-135006 and 333-135006-01

November 27, 2006

WELLS FARGO CAPITAL X

$750,000,000

5.95% CAPITAL SECURITIES

Issuer:	Wells Fargo Capital X (the “Trust”), a Delaware statutory trust, the sole assets of which will be Capital Efficient Notes (“CENts”) issued by Wells Fargo & Company (“Wells Fargo”). Wells Fargo will own all common securities of the Trust.

Guarantor:	Wells Fargo

Securities:	5.95% Capital Securities

Type of Offering:	SEC Registered

Aggregate Liquidation Amount:	$750,000,000

Liquidation Amount:	$1,000 per capital security

CUSIP/ISIN:	94978SAA7 / US94978SAA78

Ratings:

Moody’s Investors Service: Aa3

Standard & Poor’s: A+

Fitch: AA-

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Settlement Date:	December 5, 2006 (T+6)

Scheduled Maturity Date:	December 15, 2036

Final Repayment Date:	December 1, 2086

Distributions:	5.95% until Scheduled Maturity Date

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing June 15, 2007, until Scheduled Maturity Date

Reference Treasury Benchmark Yield:	4.609% (4.500% due February 15, 2036)

Spread to Benchmark Treasury:	138 basis points (1.38%)

Distributions after Scheduled Maturity Date:	One-month LIBOR plus 1.85% payable on the 15th day of each calendar month

Redemption:	Anytime after Scheduled Maturity Date at par or prior to the Scheduled Maturity Date at the greater of par and the discounted present value of the treasury rate plus 37.5 basis points

Redemption for Tax Event or Rating Agency Event:	Greater of par and discounted present value of the treasury rate plus 50 basis points

Redemption for Capital Treatment Event or Investment Company Event:	At par

Replacement Capital Covenant:	A replacement capital covenant will apply until December 1, 2066. The dates referred to in the preliminary prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are December 1, 2036 and December 1, 2056.

Public Offering Price:	99.457%

Underwriting Commissions:	$7,500,000

Sole Structuring Advisor:	J.P. Morgan Securities Inc.

Joint Bookrunners:	J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

Co-Manager:	Wells Fargo Brokerage Services, LLC

Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$337,500,000

Goldman, Sachs & Co.	$337,500,000

Wells Fargo Brokerage Services, LLC	$75,000,000

Total	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.

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